04/27/2023

Jeff White, Chief Financial Officer

Re: Special Retention Bonus

Dear Jeff,

The Company appreciates your continued service. As an incentive to recognize your efforts with the Company, the Company is pleased to offer you a Special Retention Bonus opportunity of $175,000 (the “Special Retention Bonus”).

Special Retention Bonus. Your potential Special Retention Bonus consists of two installments as follows:

•
Provided that you are employed with the Company or one of its subsidiaries in good standing as of May 1, 2023 (the “First Retention Date”), fifty percent (50%) of your Special Retention Bonus (the “First Bonus Installment”) will be paid to you, subject to applicable withholdings and deductions, within 30 calendar days following the First Retention Date. If, however, you cease to be employed by the Company or one of its subsidiaries (regardless of the reason for the termination of your employment) prior to the First Retention Date, you will not be eligible for, and will not receive, the Special Retention Bonus (or any portion thereof).
•
Provided that you remain employed with the Company or one of its subsidiaries in good standing through May 1, 2024 (the “Second Retention Date”), the remaining fifty percent (50%) of your Special Retention Bonus (the “Second Bonus Installment”) will be paid to you, subject to applicable withholdings and deductions, within 30 calendar days following the Second Retention Date. If you voluntarily terminate your employment with the Company or any of its subsidiaries prior to May 1, 2024, for any reason or if your employment is terminated by the Company or one of its subsidiaries for Cause (as defined below) prior to that date, you will not be eligible for, and will not receive, the Second Special Cash Bonus Installment (or any portion thereof). If, however, the Company terminates your employment without Cause prior to the Second Retention Date, then, subject to you executing a separation agreement and release of claims and allowing it to become effective and otherwise being in compliance with all of your legal and contractual obligations to the Company, you shall remain eligible to receive the Second Bonus Installment.

Repayment Requirement. In addition, if you voluntarily terminate your employment with the Company or any of its subsidiaries prior to May 1, 2024, for any reason or if your employment is terminated by the Company or one of its subsidiaries for Cause prior to that date, you will be required to repay to the Company the full amount of any Special Retention Bonus received on after-tax basis within 30 days calendar following the termination of your employment. You shall not be obligated to repay any amount of the Special Retention Bonus if your employment with the Company is terminated without Cause. You hereby agree that the Company shall be entitled

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to offset the amount of the Special Retention Bonus from any amounts otherwise due to you if and to the extent permitted under applicable law.

For purposes of this letter agreement, “Cause” shall have the meaning set forth in any applicable employment agreement between you and the Company or, in the absence of such agreement, it shall mean that one or more of the following has occurred, as reasonably determined by the Company based on the information then known to it: (A) your commission of any felony; (B) your action or omission intentionally causing the Company or any subsidiary to violate any law, rule or regulation (other than technical violations that have no material adverse impact on the Company or subsidiary, as applicable); (C) your willful or reckless act or omission that injures the reputation or business of the Company or any subsidiary in any material way or is otherwise demonstrably detrimental to the Company or a subsidiary; (D) your willful failure or refusal to follow the legal and clear directives of any superior to whom you report (unless the following of such directive would be a violation of applicable law); (E) your dishonesty in connection with your employment activities or committed or engaged in an act of theft, embezzlement or fraud; or (F) your material breach any provision of any agreement to which you are a party with the Company or any subsidiary or any fiduciary duty you owe to the Company or any subsidiary, provided in the event of a breach of such an agreement or duty in which a cure is reasonably possible in the circumstances, the Company or subsidiary (as the case may be) provides written notice to you of the condition(s) claimed to constitute such breach and you fail to remedy such condition(s) within 30 days after the date of such notice.

Non-Competition. In consideration for the Special Retention Bonus, during your employment with the Company (and its subsidiaries or affiliates) and for a period of one year thereafter, you agree that you will not, directly or indirectly, in any Restricted Area (as defined below), own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise), lend money or reputation to, or participate in the ownership, management, operation or control of, any business or entity, whether in corporate, proprietorship or partnership form or otherwise, that derives a majority of its revenue (taking the revenue of its subsidiaries into account) from outdoor sporting goods business that are competitive with the Company or any of its subsidiaries or affiliates, whether on a retail or e-commerce basis, including, without limitation, any business that owns or operates, directly or indirectly, however, that such restriction will not restrict your acquisition, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. As used herein, “Restricted Area” means North America.

Non-Solicitation. In consideration for the Special Retention Bonus, during your employment with the Company (and its subsidiaries or affiliates) and for a period of one year thereafter, you agree that you will not, directly or indirectly: (i) hire, offer to hire, solicit, divert, entice away, or in any other manner persuade, or attempt to do any of the foregoing, any person who is an officer, employee or consultant of the Company or one of its subsidiaries or affiliates to accept employment with a third party (including, for purposes of this paragraph, any business or entity that is not an affiliate of the Company, even if the business or entity is affiliated with a stockholder of the Company); (ii) solicit any person or entity who was, at any time within six months prior to the

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solicitation, an officer, employee, agent or consultant of the Company or one of its subsidiaries or affiliates to work for a third party engaged in a Restricted Business; (iii) publish or communicate (other than statements made while employed by the Company or one of its subsidiaries or affiliates in connection with carrying out your duties and responsibilities for the Company or any of its subsidiaries or affiliates), in a manner intended to be public or that should reasonably be expected to become public (including, without limitation, through social media), disparaging or derogatory statements or opinions about the Company or any of its subsidiaries, affiliates, stockholders, officers, employees, directors, or customers; provided that it shall not be a breach of this clause (iii) for you to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on your reasonable belief and are not made in bad faith; or (iv) solicit, (A) any actual or prospective customer, supplier or distributor of the Company or any of its subsidiaries or affiliates to become a customer, supplier or distributor of any third party engaged in a Restricted Business or (B) any customer, supplier or distributor to cease doing business with the Company or any of its subsidiaries or affiliates or reduce its dealings with the Company or any of its subsidiaries or affiliates.

General. Nothing in this letter agreement constitutes an employment or service commitment by the Company or any of its subsidiaries or affiliates or affects your status as an employee “at will” who is subject to termination for any reason (or for no reason, with or without cause) at any time. This letter agreement contains all of the terms and conditions of the Special Retention Bonus opportunity and supersedes all prior understandings and agreements, written or oral, between you and the Company and any of its subsidiaries or affiliates with respect to such matters. This letter agreement may be amended only by a written agreement signed by an authorized officer of the Company that expressly refers to this letter. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Utah without regard to the conflicts of laws principles thereof.

The Special Retention Bonus will be an unsecured, unfunded obligation of the Company, and so any rights you have under this letter agreement shall be those of a general unsecured creditor of the Company. Notwithstanding any other provision herein, the parties intend that the Special Retention Bonus shall be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted, applied, and/or amended to be exempt therefrom.

If you agree to the terms of this letter agreement, please sign this letter agreement in the space provided below and return an executed copy of this letter agreement to Steve Stoner, CHRO so that it is received no later than the close of business on May 3, 2023.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This letter agreement may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. To the extent that a party signs this letter agreement using electronic

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signature technology, by clicking “sign”, such party is signing this letter agreement electronically, and the electronic signatures appearing on this letter agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures. In addition, photographic copies of any signed counterparts may be used in lieu of the originals for any purpose.

We appreciate your dedication to the Company.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

/s/Joe Schneider

By: Joe Schneider

Title: Interim Chief Executive Officer

Accepted and Agreed:

By: /s/Jeff White

Jeff White

Date: April 27, 2023

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